UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/01/2012

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Fort Washington Executive Center
600 Office Center Drive
Fort Washington, PA 19034
(Address of principal executive offices, including zip code)

215 706 5300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New President and Chief Executive Officer

    On November 1, 2012, Nutrisystem, Inc. (the "Company") entered into an Employment Letter Agreement (the "Letter Agreement") with Dawn Zier, pursuant to which she will become the President and Chief Executive Officer of the Company on November 15, 2012. The Company's Board of Directors (the "Board") elected Ms. Zier to the Board effective as of November 15, 2012, which is the date of the commencement of Ms. Zier's employment with the Company. Ms. Zier will be filling the Board vacancy created by the departure of Joseph R. Redling, the Company's current President and Chief Executive Officer, on November 9, 2012.

    Ms. Zier (age 47) has served as the President of International at RDA Holding Co., the holding company and parent of The Reader's Digest Association, Inc., a global media and direct marketing company (the "Reader's Digest Association"), since April 2011, as an Executive Vice President of the Reader's Digest Association since February 2011 and as President, Europe of the Reader's Digest Association since October 2009. Prior to serving in these roles, Ms. Zier served as the President of Global Consumer Marketing for the Reader's Digest Association from June 2008 to October 2009 and as the President and Chief Executive Officer of Direct Holdings U.S. Corp., a marketer of audio and video products and at such time a subsidiary of the Reader's Digest Association, from June 2009 to October 2009. From August 2005 to June 2008, Ms. Zier served as the President of North American Consumer Marketing for the Reader's Digest Association. She has served on the Direct Marketing Education Foundation's Board of Trustees since 2010 and on the Direct Marketing Association's Board of Directors since 2008, and also as its Secretary since October 2012. From 2005 to 2009 she chaired the Magazine Director's Advisory Committee for the Audit Bureau of Circulations.

    Consistent with the objectives stated in the Company's 2012 annual meeting proxy statement, Ms. Zier's employment terms are intended to reflect the Company's reformed compensation practices and her target total direct compensation ("TDC") (i.e., the sum of base salary, target bonus plus grant date fair value of annual equity awards) is intended to approximate benchmark medians.

    The following is a brief description of the Company's Letter Agreement with Ms. Zier:

    Annual Compensation. Ms. Zier's base salary will be $600,000 and will be subject to annual review. Commencing with the 2013 calendar year, she will be eligible for a performance-based annual bonus with a target amount of $500,000 (or, if greater in future years, 75% of her then current base salary). Because certain key events and decisions impacting 2013 performance have already occurred, the Company has agreed that Ms. Zier's minimum bonus for 2013 will be $250,000. Ms. Zier will not be eligible for an annual bonus for the 2012 calendar year and no minimum bonus is guaranteed for years after 2013.

    On the date the Company grants annual equity awards to its other executive officers in 2013, Ms. Zier will then receive an equity grant with a grant date fair value of $850,000, the amount required for her TDC to approximate benchmark medians. The terms of such grant will be consistent with those approved for other executives. After this 2013 annual grant, any future equity awards will be solely in the discretion of the Compensation Committee of the Board.

    For the first two years of Ms. Zier's tenure, she will receive a temporary housing and transportation allowance of $4,167 per month. The Company agreed to provide this benefit for two years to enable Ms. Zier's children to remain in their existing school during what was agreed was a critical time in their education.

    Replacement Awards. As a result of accepting employment with us, it is expected that Ms. Zier will forego cash compensation from her existing employer of approximately $1.3 million. To attract her to the Company, it was necessary to compensate her for this foregone compensation. Accordingly, the Company agreed to award Ms. Zier $500,000 in cash and $800,000 in restricted stock upon commencement of her employment. These awards will be forfeited by her if she voluntarily resigns from employment before the earlier of a change in control and the second anniversary of her hire.

    Inducement Award. To further induce her to accept the Company's offer of employment and to immediately align her interests with those of the Company's stockholders, upon commencement of her employment the Company will award to Ms. Zier (i) stock options with a grant date fair value of $300,000 that vest ratably over four years, and (ii) performance-based restricted stock units ("PRSUs") with a grant date value fair of $300,000 that vest based on the Company's total shareholder return relative to that of the Russell 3000 index over the three year period commencing January 1, 2013.

    Severance. If Ms. Zier's employment with the Company ceases due either to a termination of her employment by the Company without cause or by her for good reason, then subject to her execution of a release and compliance with her restrictive covenant obligations, Ms. Zier will receive (i) continuation of her base salary for two years, (ii) continuation of group health coverage for 18 months, (iii) a pro-rata portion of her annual bonus for the year of termination, (iv) her 2013 minimum annual bonus, to the extent not already paid or payable, (v) accelerated vesting of her replacement cash and stock awards and her inducement stock option award, and (vi) a pro-rata portion of her inducement PRSUs, based on actual corporate performance through the end of the performance period.

    During her employment and for two years following any termination, Ms. Zier will be subject to customary non-competition and non-solicitation covenants. In addition, the Company has also agreed to provide Ms. Zier with customary indemnification rights for claims arising against her in her capacity as an officer or director of the Company.

    The description of the Letter Agreement herein does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. Award agreements for the equity grants that will be made to Ms. Zier upon her commencement of employment are filed as Exhibits 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

    The Company issued a press release on November 5, 2012 announcing, among other things, the hiring of Ms. Zier, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Extension of Current President and Chief Executive Officer

    As previously disclosed, on April 4, 2012, the Company entered into a letter agreement (the "Agreement") with Joseph M. Redling, the Company's President and Chief Executive Officer and a member of the Company's Board of Directors, pursuant to which it was contemplated that Mr. Redling's employment with the Company would cease on September 30, 2012 or such earlier date requested by the Company on 15 days prior written notice (the "Cessation Date"). As previously disclosed, on September 27, 2012 the Cessation Date was extended by an amendment (the "First Amendment") to November 2, 2012 or such earlier date requested by the Company on 15 days prior written notice. On November 1, 2012, the Cessation Date was extended further by an amendment (the "Second Amendment") to November 9, 2012. The Agreement, as modified by the First Amendment and the Second Amendment, otherwise remains in full force and effect.

    The description of the Second Amendment herein does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, a copy of which is filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference.

    The Company issued a press release on November 5, 2012 announcing, among other things, the extension of the Cessation Date, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Appointment of Interim President and Chief Executive Officer

    On November 2, 2012, the Board appointed David D. Clark, the Company's Executive Vice President of Administration and Chief Financial Officer, as the Company's Interim President and Chief Executive Officer for the period commencing on November 9, 2012, which is the employment cessation date for Mr. Redling, and ending on November 15, 2012, which is the employment commencement date for Ms. Zier. The information required by Items 401(b), (d), (e) and Item 404 (a) of Regulation S-K, as well as a brief description of Mr. Clark's employment agreement, can be found in the Company's annual meeting proxy statement filed with the Securities and Exchange Commission on April 23, 2012 and is incorporated herein by reference.

    The Company issued a press release on November 5, 2012 announcing, among other things, the appointment of Mr. Clark as Interim President and Chief Executive Officer, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.        Description

10.1                     Letter Agreement between Nutrisystem, Inc. and Dawn Zier, dated November 1, 2012.

10.2                     Form of Restricted Stock Agreement for Dawn Zier.

10.3                     Form of Stock Option Agreement for Dawn Zier.

10.4                     Form of Performance-Based Restricted Stock Unit Agreement for Dawn Zier.

10.5                     Letter Agreement Amendment between Nutrisystem, Inc. and Joseph M. Redling, dated November 1, 2012.

99.1                     Press Release, dated November 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: November 07, 2012	By:	/s/ David D. Clark
David D. Clark
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Letter Agreement between Nutrisystem, Inc. and Dawn Zier, dated November 1, 2012.
EX-10.2	Form of Restricted Stock Agreement for Dawn Zier.
EX-10.3	Form of Stock Option Agreement for Dawn Zier.
EX-10.4	Form of Performance-Based Restricted Stock Unit Agreement for Dawn Zier.
EX-10.5	Letter Agreement Amendment between Nutrisystem, Inc. and Joseph M. Redling, dated November 1, 2012.
EX-99.1	Press Release, dated November 5, 2012.